EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-251332 and No. 333-276902) on Form S-8, and Registration Statements (No. 333-255656, No. 333-254969, No. 333-251260 and No. 333-264420) on Form S-3 of AmpliTech Group, Inc. of our report dated April 1, 2024, with respect to our audits of the consolidated financial statements of AmpliTech Group Inc. as of and for the years ended December 31, 2023, and 2022, which appears in this Form 10-K.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

April 1, 2024